Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Commerce Funds:

We consent to the use of our report, dated December 21, 2017, with respect to the financial statements of Growth Fund, Value Fund, MidCap Growth Fund, Bond Fund, Short-Term Government Fund, National Tax-Free Intermediate Bond Fund, Missouri Tax-Free Intermediate Bond Fund, and Kansas Tax-Free Intermediate Bond Fund, incorporated herein by reference. We also consent to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 26, 2018